The Board of Trustees
Cova Series Trust:

In planning and performing our audits of the financial statements of the Small Cap Stock Portfolio, Quality Bond Portfolio, Select Equity Portfolio, Large Cap Stock Portfolio, International Equity Portfolio, Money Market Portfolio, Quality Income Portfolio, Stock Index Portfolio, VKAC Growth and Income Portfolio, High Yield Portfolio, Bond Debenture Portfolio, Mid-Cap Value Portfolio, Large Cap Research Portfolio, Developing Growth Portfolio, Balanced Portfolio, Small Cap Equity Portfolio, Equity Income Portfolio and Growth & Income Equity Portfolio, portfolios of Cova Series Trust, for the year ended December 31, 1997, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Cova Series Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisitions, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risks that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1997.

This report is intended solely for the information and use of management, the Board of Trustees of Cova Series Trust and the Securities and Exchange Commission.


KPMG Peat Marwick LLP

Boston, Massachusetts
February 17, 1998


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